Exhibit 15.3

Consent of iResearch Consulting Group

April 13, 2012

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District, Beijing

The People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the annual report on Form 20-F of Jiayuan.com International Ltd. (the “Company”) for the fiscal year ended December 31, 2011 (together with any amendments thereto, the “Annual Report”) and any other future filings with the SEC, including filings on Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consents to inclusion of information, data and statements from a report prepared by iResearch Consulting Group for the Company (the “Report”) in the Company’s Annual Report and SEC Filings, and citation of the Report in the Company’s Annual Report and SEC Filings.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Annual Report.

Yours faithfully

(Company Seal)[seal: Shanghai iResearch Co., Ltd.]
For and on behalf of
iResearch Consulting Group

/s/ (Company Seal)[seal: Shanghai iResearch Co., Ltd.]

Name: Zhang Yi Fen

Title: Business Director